UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                FORM 12b-25

                        NOTIFICATION OF LATE FILING

(Check One):  [ ]Form 10-K     [X]Form 20-F     [ ]Form 11-K
              [ ]Form 10-Q     [ ]Form N-SAR

              For Period Ended: August 31, 2001
              [   ] Transition Report on Form 10-K
              [   ] Transition Report on Form 20-F
              [   ] Transition Report on Form 11-K
              [   ] Transition Report on Form 10-Q
              [   ] Transition Report on Form N-SAR
              For the Transition Period Ended:
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 Read Instruction (on back page) Before Preparing Form. Please Print or Type.
         NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE
         COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                             BAAN COMPANY N.V.
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              THE NETHERLANDS
              (JURISDICTION OF INCORPORATION OR ORGANIZATION)

                         BARON VAN NAGELLSTRAAT 89
                             3770 LK BARNEVELD
                              THE NETHERLANDS
                 (ADDRESSES OF PRINCIPAL EXECUTIVE OFFICE)


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth
    [ ] calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

                      Please see attached Exhibit 99.1

PART IV - OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification

          Victoria Hull               +44-20                    7821 3743
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            (Name)                  (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
     filed? If answer is no, identify report(s).             [ ]Yes [X]No

     The registrant has not filed its annual report on Form 20-F for the fiscal year ended August 31, 2000.
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
     report or portion thereof?                              [X]Yes [ ]No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                     Please see attached Exhibit 99.1
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                             BAAN COMPANY N.V.
has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date February 28, 2002        By  /s/ Victoria Hull
                                  ------------------------------------
                                  Victoria Hull, Director of Invensys
                                          Administratie B.V., sole
                                          director of Baan Company N.V.